Exhibit 99.1

FOR IMMEDIATE RELEASE

                    DATE: October 30, 2012

HERITAGE FINANCIAL ANNOUNCES THIRD

QUARTER RESULTS AND DECLARES CASH

DIVIDEND

•

Diluted earnings per common share were $0.19 for the quarter ended September 30, 2012, $0.12 in the prior year quarter ended September 30, 2011 and $0.21 per common share for the quarter ended June 30, 2012

•	Nonperforming originated loans decreased to 1.57% of total originated loans at September 30, 2012 from 1.69% at June 30, 2012 and from 2.94% at September 30, 2011

•	Originated loans receivable increased $18.3 million, or 2.1%, during the quarter ended September 30, 2012 and increased $69.0 million, or 8.6%, during the 12 months ended September 30, 2012

•	Company announced definitive agreement to acquire Northwest Commercial Bank

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported that the Company had net income of $2.9 million for the quarter ended September 30, 2012 compared to net income of $1.8 million for the quarter ended September 30, 2011 and $3.2 million for the linked-quarter ended June 30, 2012. Net income for the quarter ended September 30, 2012 was $0.19 per diluted common share, compared to $0.12 per diluted common share for the quarter ended September 30, 2011 and $0.21 per diluted common share for the linked-quarter ended June 30, 2012.

Net income for the nine months ended September 30, 2012 was $10.2 million, or $0.67 per diluted common share, compared to $4.3 million, or $0.27 per diluted common share, for the nine months ended September 30, 2011.

Mr. Vance commented, “Our results this year continue to improve over last year’s results with the current quarter net income up 56% over last year’s third quarter and up 139% year to date over the same period last year. Our earnings were down two cents per share on a linked quarter basis primarily due to a lower margin, an increased provision on our purchased loans and the change in our FDIC indemnification asset. As we have stated before, the extended period of extraordinarily low interest rates is going to continue to put pressure on our margin. A bright spot in this quarter versus this year’s second quarter is our lower noninterest expense in spite of incurring approximately $180,000 in merger-related expenses associated with our pending acquisition of Northwest Commercial Bank.”

Balance Sheet

The Company’s total assets increased to $1.37 billion at September 30, 2012 from $1.34 billion at June 30, 2012. During the quarter ended September 30, 2012, cash and cash equivalents increased by $33.6 million to $116.9 million, which was a result of increases in total deposits and securities sold under agreement to repurchase.

Total originated loans (not including loans held for sale) increased $18.3 million to $872.0 million at September 30, 2012 from $853.6 million at June 30, 2012. The increase was due significantly to a $12.5 million increase in commercial business loans and a $4.9 million increase in real estate construction and land development loans during the quarter.

Total deposits increased to $1.13 billion at September 30, 2012 from $1.11 billion at June 30, 2012. Total non-maturity deposits increased $32.2 million to $838.6 million at September 30, 2012 from $806.4 million at June 30, 2012 while certificates of deposit decreased $11.9 million to $295.1 million at September 30, 2012 from $307.0 million at June 30, 2012. Non-maturity deposits to total deposits increased to 74.0% at September 30, 2012 from 72.4% at June 30, 2012. In addition, noninterest demand deposits to total deposits increased to 22.0% at September 30, 2012 from 20.5% at June 30, 2012.

Total equity increased $2.1 million to $202.2 million at September 30, 2012 from $200.1 million at June 30, 2012. The increase was due to $2.9 million in net income partially offset by $1.2 million in cash dividends declared. During the quarter ended September 30, 2012, the Company did not repurchase any shares. For the nine months ended September 30, 2012, the Company has repurchased 392,000 shares at a weighted average price of $13.44. The Company and its subsidiary banks continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at September 30, 2012 of 14.0%, 19.1% and 20.4%, respectively, as compared to 13.8%, 18.9% and 20.2% at June 30, 2012, respectively.

Mr. Vance continued, “We are pleased to again see loan growth in our originated portfolio following loan growth in the second quarter. The loan growth this quarter more than offset the reductions in the purchased loan portfolio. In spite of increased new business we remain cautious about our loan growth continuing at its current pace.”

Credit Quality

The allowance for loan losses on originated loans at September 30, 2012 decreased $310,000 to $20.5 million from $20.8 million at June 30, 2012 as a result of $525,000 of net charge-offs recognized during the quarter. Nonperforming originated loans to total originated loans was 1.57% at September 30, 2012, a decrease from 1.69% at June 30, 2012. Nonaccrual originated loans decreased $1.0 million to $15.7 million ($13.7 million net of government agency guarantees) at September 30, 2012 from $16.7 million at June 30, 2012. The decrease in nonaccrual loans was due to a combination of principal reductions, charge-offs and transfers to other real estate owned.

The allowance for loan losses to nonperforming originated loans was 149.9% at September 30, 2012 compared to 144.7% at June 30, 2012. Potential problem originated loans were $29.4 million at September 30, 2012 compared to $28.3 million at June 30, 2012. Restructured originated performing loans were $15.3 million at September 30, 2012 compared to $14.1 million at June 30, 2012. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred losses based on an evaluation of known and inherent risks in the loan portfolio at September 30, 2012.

Nonperforming originated assets were $22.7 million ($20.7 million net of government agency guarantees), or 1.72% of total originated assets, at September 30, 2012, compared to $24.8 million ($22.5 million net of government agency guarantees), or 1.92% of total originated assets, at June 30, 2012. Other real estate owned decreased to $7.3 million at September 30, 2012 (of which $260,000 was covered by Federal Deposit Insurance Corporation (“FDIC”) loss sharing agreements) from $8.6 million at June 30, 2012 (of which $563,000 was covered by FDIC loss sharing agreements). The decrease in other real estate owned was due to the disposition of 11 properties totaling $1.8 million partially offset by the addition of two properties totaling $453,000. During the quarter ended September 30, 2012, the Company recognized a net gain of $2,000 on the disposition of the 11 properties.

Mr. Vance added, “We are especially pleased to report overall credit metrics on our originated loan portfolio continue to improve. Nonperforming originated loans are down to 1.57% of originated loans and the allowance for loan losses to nonperforming originated loans increased to 149.9%. Nonperforming originated assets decreased 8.3% during the quarter ended September 30, 2012 and are down to 1.72% of total originated assets. In addition, other real estate owned decreased $1.3 million, or 15.6%, during the quarter ended September 30, 2012. We are optimistic that we will continue to see improving credit metrics trends.”

Operating Results

Net interest income decreased $1.3 million, or 7.8%, to $16.0 million for the quarter ended September 30, 2012 compared to $17.3 million for the same period in 2011. Net interest income decreased $2.2 million, or 4.3%, to $48.9 million for the nine months ended September 30, 2012 compared to $51.1 million during the same period in the prior year. The decrease in net interest income is due to the decline in net interest margins during the respective periods.

Heritage’s net interest margin for the quarter ended September 30, 2012 decreased to 5.10% from 5.47% for the same period in 2011 and from 5.25% in the linked-quarter ended June 30, 2012. The net interest margin for the nine months ended September 30, 2012 decreased to 5.23% from 5.49% in the same period in 2011. The decline in net interest margin is due to a combination of lower contractual note rates and the lessening impact of discount accretion on the acquired loan portfolios.

The effect on the net interest margin of discount accretion on the acquired loan portfolios for the quarter ended September 30, 2012 was approximately 49 basis points compared to 72 basis points in the same quarter of the prior year and 55 basis points for the linked quarter ended June 30, 2012. Interest reversals on nonaccrual originated loans impacting the net interest margin for the quarter ended September 30, 2012 were approximately six basis points compared to 11 basis points for the same quarter in the prior year and eight basis points for the linked quarter ended June 30, 2012.

The provision for loan losses on originated loans decreased to $215,000 for the quarter ended September 30, 2012 compared to $395,000 for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, the provision for loan losses on originated loans decreased to $415,000 from $5.0 million for the nine months ended September 30, 2011. The decrease in provision expense was substantially due to improving credit quality metrics, such as the decrease in ratio of nonperforming originated loans to total originated loans as noted above. The Company had net charge-offs of $525,000 for the quarter ended September 30, 2012 compared to net charge-offs of $1.9 million for the quarter ended June 30, 2012 and net charge-offs of $19,000 for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, the Company had net charge-offs of $2.2 million compared to $3.3 million for the nine months ended September 30, 2011.

The provision for loan losses on purchased loans totaled $592,000 for the quarter ended September 30, 2012 compared to $2.8 million for the comparable period in the prior year and $419,000 for the linked quarter ended June 30, 2012. For the nine months ended September 30, 2012, the provision for loan losses on purchased loans was $902,000 compared to $6.1 million for the nine months ended September 30, 2011. As of the acquisition dates, purchased loans were recorded at their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. To the extent actual or projected cash flows are less than previously estimated, additional provisions for loan losses on the purchased loan portfolios will be recognized immediately into earnings. To the extent actual or projected cash flows are more than previously estimated, the increase in cash flows is recognized immediately as a recapture of provision for loan losses up to the amount of any provision previously recognized for that pool of loans, if any, then prospectively recognized in interest income as a yield adjustment.

Cash flows on pools of acquired loans are re-estimated on a quarterly basis. As reflected in the table below, incremental accretion income was $1.6 million for the quarter ended September 30, 2012 compared to $1.7 million for the quarter ended June 30, 2012 and $2.3 million for the quarter ended September 30, 2011. For the nine months ended September 30, 2012, incremental accretion income was $4.8 million compared to $6.5 million for the nine months ended September 30, 2011.

For the quarter ended September 30, 2012, the Company recognized $(492,000) of change in the FDIC indemnification asset compared to $(19,000) and $(1.7) million for the quarters ended June 30, 2012 and September 30, 2011, respectively. For the nine months ended September 30, 2012, the Company recognized $(687,000) of change in the FDIC indemnification asset compared to $(2.6) million for the nine months ended September 30, 2011.

The following table illustrates the significant accounting entries associated with the Company’s acquired loan portfolios:

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
(in thousands)
Incremental accretion income over stated note rate(1)	$1,550	$1,709	$2,298	$4,784	$6,475
Change in FDIC indemnification asset	(492)	(19)	(1,666)	(687)	(2,578)
Provision for loan losses	(592)	(419)	(2,821)	(902)	(6,128)

Pre-tax earnings impact	$466	$1,271	$(2,189)	$3,195	$(2,231)

(1)	The incremental accretion income represents the amount of income recorded on the acquired loans above the contractual stated interest rate in the individual loan notes. This income stems from the discount established at the time these loan portfolios were acquired and modified as a result of quarterly cash flow re-estimation.

Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “As we have expected, we are continuing to experience a declining net interest margin. The effects of the discount accretion on the net interest margin are lessening as acquired loan balances decline. In addition, contractual note rates on the loan portfolio and yields on the investment portfolio are decreasing more rapidly than our cost of funds. This trend is expected to continue while we are in a low rate environment.”

Noninterest income was $1.5 million for the quarter ended September 30, 2012 compared to $239,000 for the same period in 2011 and $2.1 million for the linked-quarter ended June 30, 2012. For the nine months ended September 30, 2012, noninterest income increased $2.1 million to $5.5 million from $3.4 million for the nine months ended September 30, 2011.

The increases in noninterest income are primarily due to the change in the FDIC indemnification asset. Merchant Visa income and merchant Visa expense are now reported net in noninterest income (merchant Visa expense was previously reported as noninterest expense). For comparability purposes, prior year amounts have also been netted.

Noninterest expense was $12.5 million for the quarter ended September 30, 2012 compared to $11.8 million for the quarter ended September 30, 2011 and $12.9 million for the linked-quarter ended June 30, 2012. The increase for the three months ended September 30, 2012 compared to the same period in the prior year was due to increased salaries and employee benefits expense of $729,000 and increased professional services expense of $225,000. The increase in salaries and benefits expense was due primarily to increased incentive compensation as well as new deferred compensation arrangements. The increase in professional services is substantially due to costs incurred during the quarter ended September 30, 2012 relating to the proposed acquisition of Northwest Commercial Bank. The acquisition is expected to close during the quarter ending December 31, 2012 subject to regulatory approval and the approval of Northwest Commercial Bank’s shareholders. Noninterest expense increased $530,000, or 1.4%, to $38.0 million for the nine months ended September 30, 2012 compared to $37.4 million for the nine months ended September 30, 2011.

Dividend

On October 30, 2012, the Company’s Board of Directors declared a quarterly cash dividend of $0.08 per common share payable on November 21, 2012 to shareholders of record on November 9, 2012.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on October 31, 2012, at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1059 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through November 14, 2012, by dialing (800) 475-6701 — access code 266044.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves western Washington and the greater Portland, Oregon area through its twenty-seven full-service banking offices and its Online Banking Website www.HeritageBankNW.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Contact:

Brian L. Vance, President & Chief Executive Officer, (360) 943-1500

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

(in thousands)	September 30, 2012	June 30, 2012	September 30, 2011
Stockholders’ equity	$202,244	$200,135	$206,115
Less: goodwill and other intangible assets	14,205	14,311	14,632

Tangible common equity	$188,039	$185,824	$191,483

Total assets	$1,366,582	$1,338,139	$1,369,090
Less: goodwill and other intangible assets	14,205	14,311	14,632

Tangible assets	$1,352,377	$1,323,828	$1,354,458

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiaries by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules including changes related to Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations ; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including the Cowlitz Bank and Pierce Commercial Bank transactions, or may in the future acquire into our operations, including the proposed acquisition of Northwest Commercial Bank and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; risks relating to acquiring assets or entering markets in which we have not previously operated and may not be familiar; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	September 30, 2012	June 30, 2012	September 30, 2011
Assets
Cash on hand and in banks	$34,257	$31,245	$30,081
Interest earning deposits	82,648	52,011	121,921

Cash and cash equivalents	116,905	83,256	152,002
Investment securities available for sale	147,682	149,778	141,747
Investment securities held to maturity	10,833	11,190	12,446
Loans held for sale	1,411	1,174	922
Originated loans receivable	871,959	853,633	802,941
Less: Allowance for loan losses	(20,533)	(20,843)	(22,387)

Originated loans receivable, net	851,426	832,790	780,554
Purchased covered loans receivable, net of allowance for loan losses of $4,137, $3,973 and $3,682	89,005	97,357	111,392
Purchased non-covered loans receivable, net of allowance for loan losses of $4,937, $4,667 and $2,366	65,592	72,273	92,364

Total loans receivable, net	1,006,023	1,002,420	984,310
FDIC indemnification asset	7,480	8,212	12,079
Other real estate owned ($260, $563 and $588 covered by FDIC loss share, respectively)	7,285	8,634	2,590
Premises and equipment, net	22,886	23,166	22,788
Federal Home Loan Bank (“FHLB”) stock, at cost	5,545	5,594	5,594
Accrued interest receivable	5,178	4,683	5,137
Prepaid expenses and other assets	21,149	25,721	14,843
Goodwill and other intangible assets	14,205	14,311	14,632

Total assets	$1,366,582	$1,338,139	$1,369,090

Liabilities and Stockholders’ Equity
Deposits	$1,133,700	$1,113,346	$1,137,445
Securities sold under agreement to repurchase	22,889	13,656	18,770
Accrued expenses and other liabilities	7,749	11,002	6,760

Total liabilities	1,164,338	1,138,004	1,162,975

Common stock	122,275	121,955	127,780
Unearned compensation – ESOP	(28)	(50)	(116)
Retained earnings	78,086	76,434	76,681
Accumulated other comprehensive income, net	1,911	1,796	1,770

Total stockholders’ equity	202,244	200,135	206,115

Total liabilities and stockholders’ equity	$1,366,582	$1,338,139	$1,369,090

Common stock, shares outstanding	15,162,879	15,143,189	15,583,141

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Interest income:
Interest and fees on loans	$16,181	$16,465	$17,850	$49,664	$53,252
Taxable interest on investment securities	525	604	792	1,781	2,223
Nontaxable interest on investment securities	274	267	214	797	592
Interest on interest earning deposits	51	53	65	167	206

Total interest income	17,031	17,389	18,921	52,409	56,273

Interest expense:
Deposits	1,061	1,163	1,604	3,501	5,161
Other borrowings	15	16	18	49	61

Total interest expense	1,076	1,179	1,622	3,550	5,222

Net interest income	15,955	16,210	17,299	48,859	51,051
Provision for loan losses on originated loans	215	200	395	415	4,985
Provision for loan losses on purchased loans	592	419	2,821	902	6,128

Net interest income after provision for loan losses	15,148	15,591	14,083	47,542	39,938

Noninterest income:
Gains on sales of loans, net	92	53	58	208	245
Service charges on deposits	933	929	892	2,748	2,723
Merchant Visa income, net	182	182	132	534	391
Change in FDIC indemnification asset	(492)	(19)	(1,666)	(687)	(2,578)
Other income	812	919	823	2,696	2,619

Total noninterest income	1,527	2,064	239	5,499	3,400

Noninterest expense:
Salaries and employee benefits	7,224	7,287	6,495	21,709	20,207
Occupancy and equipment	1,880	1,832	1,749	5,497	5,314
Data processing	643	668	553	1,902	2,011
Marketing	435	369	390	1,207	1,084
Professional services	742	628	517	1,924	1,564
State and local taxes	295	320	290	925	1,015
Impairment loss on investment securities, net	—	24	28	60	73
Federal deposit insurance premium	245	263	384	783	1,272
Other real estate owned, net	35	196	31	487	596
Other expense	1,004	1,283	1,348	3,477	4,305

Total noninterest expense	12,503	12,870	11,785	37,971	37,441

Income before income taxes	4,172	4,785	2,537	15,070	5,897
Income tax expense	1,309	1,591	701	4,843	1,611

Net income	$2,863	$3,194	$1,836	$10,227	$4,286

Basic earnings per common share	$0.19	$0.21	$0.12	$0.67	$0.27
Diluted earnings per common share	$0.19	$0.21	$0.12	$0.67	$0.27
Average number of common shares outstanding	14,954,887	15,124,151	15,458,795	15,123,957	15,456,760
Average number of diluted common shares outstanding	14,968,671	15,197,425	15,461,824	15,138,223	15,467,246

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Performance Ratios:
Efficiency ratio	71.52%	70.43%	67.20%	69.85%	68.76%
Return on average assets	0.84%	0.95%	0.54%	1.01%	0.43%
Return on average equity	5.64%	6.26%	3.52%	6.70%	2.79%
Average Balances:
Loans, including purchased loans	$999,915	$993,880	$988,783	$996,712	$978,011
Taxable investment securities	122,325	126,745	134,213	123,389	129,579
Nontaxable investment securities	38,695	36,809	25,784	36,768	23,624
Interest earning deposits	77,077	79,872	99,559	84,397	105,621
Total interest earning assets	1,243,602	1,242,900	1,253,933	1,246,859	1,242,429
Total assets	1,351,005	1,347,749	1,356,353	1,351,519	1,346,300
Interest bearing deposits	881,873	889,184	915,646	889,472	914,024
Securities sold under agreement to repurchase	15,999	18,301	19,015	17,992	19,166
Total interest bearing liabilities	897,872	907,487	934,661	907,464	933,190
Noninterest bearing deposits	242,478	226,344	208,666	232,301	199,853
Total equity	202,050	205,172	206,856	204,025	205,588
Tangible common equity	187,783	190,800	192,159	190,651	190,779
Net Interest Spread:
Yield on loans, net	6.44%	6.66%	7.16%	6.66%	7.28%
Yield on taxable investment securities	1.71%	1.92%	2.34%	1.93%	2.29%
Yield on nontaxable investment securities	2.81%	2.92%	3.30%	2.90%	3.35%
Yield on interest earning deposits	0.26%	0.27%	0.26%	0.26%	0.26%
Yield on interest earning assets	5.45%	5.63%	5.99%	5.61%	6.06%
Cost of interest bearing deposits	0.48%	0.53%	0.70%	0.53%	0.75%
Cost of securities sold under agreement to repurchase	0.36%	0.36%	0.39%	0.36%	0.42%
Cost of interest bearing liabilities	0.48%	0.52%	0.69%	0.52%	0.75%
Net interest spread	4.97%	5.10%	5.30%	5.09%	5.31%
Net interest margin	5.10%	5.25%	5.47%	5.23%	5.49%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Allowance for Originated Loan Losses:
Allowance balance, beginning of period	$20,843	$22,563	$22,011	$22,317	$22,062
Provision for loan losses	215	200	395	415	4,985
Net recoveries (charge-offs):
Commercial business	(306)	(1,666)	16	(1,022)	(1,659)
One-to-four family residential	(94)	(76)	—	(170)	(15)
Real estate construction	—	(104)	—	(795)	(2,845)
Consumer	(125)	(74)	(35)	(212)	(141)

Total net recoveries (charge-offs)	(525)	(1,920)	(19)	(2,199)	(4,660)

Allowance balance, end of period	$20,533	$20,843	$22,387	$20,533	$22,387

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Allowance for Purchased Covered Loan Losses:
Allowance balance, beginning of period	$3,973	$4,111	$2,516	$3,963	$—
Net charge-offs	—	—	(80)	(33)	(80)
Provision for (recovery of) loan losses	164	(138)	1,246	207	3,762

Allowance balance, end of period	$4,137	$3,973	$3,682	$4,137	$3,682

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Allowance for Purchased Non-Covered Loan Losses:
Allowance balance, beginning of period	$4,667	$4,121	$791	$4,635	$—
Net charge-offs	(158)	(11)	—	(393)	—
Provision for (recovery of) loan losses	428	557	1,575	695	2,366

Allowance balance, end of period	$4,937	$4,667	$2,366	$4,937	$2,366

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Other Real Estate Owned:
Balance, beginning of period	$8,634	$8,349	$1,911	$4,484	$3,030
Additions	453	1,217	1,759	5,979	3,096
Proceeds from dispositions	(1,804)	(790)	(1,058)	(2,695)	(2,866)
Gain (loss) on sale	2	10	(22)	—	(75)
Valuation adjustments	—	(152)	—	(483)	(595)

Balance, end of period	$7,285	$8,634	$2,590	$7,285	$2,590

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	As of Period End
	September 30, 2012	June 30, 2012	September 30, 2011
Financial Measures:
Book value per common share	$13.34	$13.22	$13.23
Tangible book value per common share	$12.40	$12.27	$12.29
Stockholders’ equity to total assets	14.8%	15.0%	15.1%
Tangible common equity to tangible assets	13.9%	14.0%	14.1%
Tier 1 leverage capital to average assets	14.0%	13.8%	14.1%
Tier 1 capital to risk-weighted assets	19.1%	18.9%	20.4%
Total capital to risk-weighted assets	20.4%	20.2%	21.7%
Net loans to deposits ratio	88.9%	90.1%	86.6%

	As of Period End
	September 30, 2012	June 30, 2012	September 30, 2011
Nonperforming Originated Assets:
Nonaccrual originated loans by type:
Commercial business	$7,162	$7,507	$9,269
One-to-four family residential	425	753	1
Real estate construction and land development	8,008	8,289	16,292
Consumer	87	148	211

Total nonaccrual originated loans(1)(2)	15,682	16,697	25,773

Other noncovered real estate owned	7,025	8,071	2,002

Nonperforming originated assets	$22,707	$24,768	$27,775

Restructured originated performing loans(3)	$15,278	$14,145	$7,244
Accruing originated loans past due 90 days or more(4)	500	564	1,136
Potential problem originated loans(5)	29,374	28,298	39,025
Allowance for loan losses to:
Total originated loans	2.35%	2.44%	2.79%
Nonperforming originated loans(6)	149.94%	144.73%	94.70%
Nonperforming originated loans to total originated loans(6)	1.57%	1.69%	2.94%
Nonperforming originated assets to total originated assets(6)	1.72%	1.92%	2.20%

(1)	$10.0 million, $10.3 million and $12.7 million of nonaccrual loans were considered troubled debt restructurings at September 30, 2012, June 30, 2012 and September 30, 2011, respectively.
(2)	$2.0 million, $2.3 million and $2.1 million of nonaccrual loans were guaranteed by government agencies at September 30, 2012, June 30, 2012 and September 30, 2011, respectively.
(3)	$461,000 of restructured originated performing loans were guaranteed by government agencies at September 30, 2012 and June 30, 2012. There were $592,000 of restructured originated performing loans guaranteed by government agencies at September 30, 2011.
(4)	There were no accruing originated loans past due 90 days or more guaranteed by government agencies at September 30, 2012 or June 30, 2012 and there were $187,000 accruing originated loans past due 90 days or more that were guaranteed by government agencies at September 30, 2011.
(5)	Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms. $3.1 million, $3.2 million and $4.3 million of potential problem originated loans were guaranteed by government agencies at September 30, 2012, June 30, 2012 and September 30, 2011, respectively.
(6)	Excludes portions guaranteed by government agencies.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	September 30, 2012		June 30, 2012		September 30, 2011
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Originated loans:
Commercial business:
Commercial and industrial	$280,513	32.2%	$278,194	32.6%	$280,692	35.0%
Owner-occupied commercial real estate	191,798	22.0%	180,982	21.2%	162,088	20.2%
Non-owner occupied commercial real estate	256,670	29.4%	257,263	30.1%	221,822	27.6%

Total commercial business	728,981	83.6%	716,439	83.9%	664,602	82.8%
One-to-four family residential	39,431	4.5%	37,752	4.4%	37,783	4.7%
Real estate construction and land development:
One-to-four family residential	25,045	2.9%	24,132	2.8%	23,327	2.9%
Five or more family residential and commercial properties	50,442	5.8%	46,457	5.5%	47,256	5.9%

Total real estate construction and land development	75,487	8.7%	70,589	8.3%	70,583	8.8%
Consumer	29,976	3.4%	30,749	3.6%	31,545	3.9%

Gross originated loans	873,875	100.2%	855,529	100.2%	804,513	100.2%
Deferred loan fees, net	(1,916)	(0.2)%	(1,896)	(0.2)%	(1,572)	(0.2)%

Total originated loans	871,959	100.0%	853,633	100.0%	802,941	100.0%

Purchased covered loans	93,142		101,330		115,074
Purchased non-covered loans	70,529		76,940		94,730

Total loans, net of net deferred loan fees	$1,035,630		$1,031,903		$1,012,745

	September 30, 2012		June 30, 2012		September 30, 2011
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest demand deposits	$248,937	22.0%	$227,766	20.5%	$215,689	18.9%
NOW accounts	295,715	26.1%	297,746	26.7%	310,270	27.3%
Money market accounts	173,362	15.3%	170,909	15.3%	158,046	13.9%
Savings accounts	120,561	10.6%	109,931	9.9%	104,751	9.2%

Total non-maturity deposits	838,575	74.0%	806,352	72.4%	788,756	69.3%
Certificates of deposit	295,125	26.0%	306,994	27.6%	348,689	30.7%

Total deposits	$1,133,700	100.0%	$1,113,346	100.0%	$1,137,445	100.0%